UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 24, 2014 (March 18, 2014)

CEFC GLOBAL STRATEGIC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173949	99-0361962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Xing Guo Road, D8 Xu Hui District, Shanghai, P.R. China	200052
(Address of principal executive offices)	(Zip Code)

011-8621-5856-5351
Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer

Effective March 18, 2014, Ms. Mao Zhao (“Ms. Zhao”) resigned as the registrant’s Chief Executive Officer.  Ms. Zhao will remain as a member of the registrant’s board of directors.  The decision by Ms. Zhao to resign was not the result of any material disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.

Appointment of Officer and Director

On March 18, 2014, the registrant’s board of directors unanimously approved an increase in the authorized number of members of the board of directors from three to four board members.

Effective March 18, 2014, the registrant’s board of directors appointed Mr. Yadong Liu (“Mr. Liu”) as the registrant’s new Chief Executive Officer to replace Ms. Zhao.  In addition, Mr. Liu was also appointed as a new member of the registrant’s board of directors.  There is no family relationship between Mr. Liu and any of the registrant’s other directors or executive officers.

Mr. Liu, 51, accepted his appointment as the registrant’s new Chief Executive Officer and as a Director on March 18, 2014.  Mr. Liu is also currently a general manager of the registrant.  Mr. Liu was the founder and owner of Haohai Investment Limited, a boutique equity fund in Hong Kong from January 2011 to April 2013.  Between March 2006 and October 2010, Mr. Liu was Principal and Head of Asia Operations at Medley Capital, a New York-based investment group (now listed on the New York Stock Exchange with ticker symbol “MCC”).  From 1997 to 2005, Mr. Liu was Managing Director, and Head of Emerging Markets at Medley Global Advisors, a hedge fund advisor in New York City.  From 1994 to 1995, Mr. Liu was a Senior Manager at China international Capital Corporation Limited (CICC), the first joint venture investment bank in China.  Mr. Liu started his career in the Chinese Foreign Ministry, where he was a diplomat and a top interpreter for Chinese leaders.  Mr. Liu holds a Bachelor of Arts degree in English Language & Literature from Beijing Foreign Studies University, a Bachelor of Laws degree from Beijing Foreign Affairs College, and a Ph.D. in Political Science with a concentration in International Political Economy from Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CEFC GLOBAL STRATEGIC HOLDINGS, INC.
Date: March 24, 2014	(Registrant)

	By:	/s/ Qinzhen Li
Qinzhen Li
Chief Financial Officer